Exhibit 4.2

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2006 by and among Boingo Wireless, Inc. (the “Company”), and those stockholders of the Company identified on the signature pages attached hereto (the “Preferred Holders”).

WHEREAS, each of the Preferred Holders holds shares of the Company’s Series A Preferred Stock having a par value of $0.0001 per share (the “Series A Preferred Stock”), Series A-2 Preferred Stock having a par value of $0.0001 per share (the “Series A-2 Preferred Stock”), Series B Preferred Stock having a par value per share of $0.0001 (the “Series B Preferred Stock”), and/or Series C Preferred Stock having a par value per share of $0.0001 (the “Series C Preferred Stock”, together with the Series A Preferred, Series A-2 Preferred, and Series B Preferred the “Preferred Stock” and shares thereof being the “Preferred Shares”);

WHEREAS, certain of those Preferred Holders holding Series A Preferred Stock, Series A-2 Preferred Stock, and/or Series B Preferred Stock are parties with the Company to that certain Amended and Restated Registration Rights Agreement dated September 19, 2003 (the “Existing Agreement”); and

WHEREAS, those Preferred Holdings holding Series C Preferred Stock (the “Series C Purchasers”) are purchasing from the Company such Series C Preferred Stock pursuant to the terms of a Series C Preferred Stock Purchase Agreement dated the date hereof between the Company and the Series C Purchasers (the “Purchase Agreement”); and

WHEREAS, the Preferred Holders of Series A Preferred Stock, the Series A-2 Preferred Stock, and Series B Preferred Stock and the Company desire that the Series C Purchasers purchase the Company’s Series C Preferred Stock and the Series C Purchasers, as a condition to purchasing the Company’s Series C Preferred Stock, desire to enter into this Agreement; and

WHEREAS, as part of the transactions contemplated under the Purchase Agreement, the Preferred Holders holding Series A Preferred Stock, Series A-2 Preferred Stock, and/or Series B Preferred Stock and the Company wish to amend and restate the Existing Agreement in its entirety with the terms of this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties agree as follows:

1.             Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock, $.0001 par value, of the Company, as constituted as of the date of this Agreement.

Confidential

“Conversion Shares” shall mean shares of Common Stock issued upon conversion of the Preferred Shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Registration Expenses” shall mean the expenses so described in Section 8.

“Restricted Stock” shall mean the Conversion Shares, excluding Conversion Shares which (a) have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them; (b) have been publicly sold pursuant to Rule 144 under the Securities Act; or (c) may be publicly sold pursuant to Rule 144(k) of the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean the expenses so described in Section 8.

2.             Restrictive Legend.  Each certificate representing Preferred Shares or Conversion Shares shall, except as otherwise provided in this Section 2 or in Section 3, be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

3.             Notice of Proposed Transfer.  Prior to any proposed transfer of any Preferred Shares or Conversion Shares (other than under the circumstances described in Sections 4, 5 or 6), the holder thereof shall give written notice to the Company of its intention to effect such transfer.  Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners or members of the transferor (in the case of a transferor that is a partnership or a limited liability company, respectively) or to an affiliated corporation.  Each certificate for Preferred Shares or Conversion Shares transferred as above provided shall bear the legend set forth in Section 2, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.  The restrictions provided for in this Section 3 shall not apply to securities which are not required to bear the legend prescribed by Section 2 in accordance with the provisions of that Section.   No Preferred Shares or Conversion Shares, or any beneficial interest therein, shall be sold, assigned, transferred, pledged or otherwise disposed of unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Preferred Shares or Conversion Shares subject to, and to be bound by, the terms of this Agreement.

4.             Required Registration.

(a)           (i)            At any time after the earliest of (A) six months after a registration statement covering a public offering of shares of Common Stock, in which the aggregate price paid for such shares shall be at least $30,000,000 and the price paid by the public for such shares shall be at least $3.57 per shares (“Qualified Offering”), shall have become effective and (B)                                  , 2009, the holders of Restricted Stock may request the Company to register under the Securities Act all or any portion of the shares of Restricted Stock held by such requesting holder or holders for sale in the manner specified in such notice, provided that the reasonably anticipated aggregate price to the public of such public offering would exceed $10,000,000.

(ii)           For purposes of this Section 4 and Sections 5, 6, 13(a) and 13(d), the term “Restricted Stock” shall be deemed to include the number of shares of Restricted Stock which would be issuable to a holder of Preferred Shares upon conversion of all Preferred Shares held by such holder at such time, provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock, and provided, further, however, that, in any underwritten public offering contemplated by this Section 4 or Sections 5 and 6, the holders of Preferred Shares shall be entitled to sell such Preferred Shares to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion thereof.

(b)           Following receipt of any notice under this Section 4, the Company shall immediately notify all holders of Restricted Stock from whom notice has not been received and shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from requesting holders, the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other holders within 30 days after the giving of such notice by the Company).  If such method of disposition shall be an underwritten public offering, the holders of a majority of the shares of Restricted Stock to be sold in such offering may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed.  The Company shall be obligated to register Restricted Stock pursuant to this Section 4 on two occasions only, provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Restricted Stock specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto other than shares withdrawn by the holders thereof.

(c)           The Company shall be entitled to include in any registration statement referred to in this Section 4, for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Restricted Stock to be sold.

5.             Incidental Registration.  If the Company at any time (other than pursuant to Section 4 or Section 6) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public), each such time it will give written notice to all holders of outstanding Restricted Stock of its intention so to do.  Upon the written request of any such holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Restricted Stock, the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock so registered.  In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Restricted Stock owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that (other than in the case of the initial public offering of Common Stock) such number of shares of Restricted Stock shall not be reduced below 30% of the total number of shares to be offered in such an underwriting, and such number of shares of Restricted Stock shall not be reduced at all if any shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Restricted Stock.  Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 5 without thereby incurring any liability to the holders of Restricted Stock.

6.             Registration on Form S-3.  If at any time (i) a holder or holders of Preferred Shares or Restricted Stock request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Restricted Stock held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice.  Whenever the Company is required by this Section 6 to use its best efforts to effect the registration of Restricted Stock, each of the procedures and requirements of Section 4 (including but not limited to the requirement that the Company notify all holders of Restricted Stock from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration, provided, however, that there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 6 (but no more than two per 12-month period), and provided, further, however, that the requirements contained in the first sentence of Section 4(a) shall not apply to any registration on Form S-3 which may be requested and obtained under this Section 6.

7.             Registration Procedures.  If and whenever the Company is required by the provisions of Sections 4, 5 or 6 to use its best efforts to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

(a)           prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4, shall be on Form S-1 or other form of general applicability reasonably satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c)           furnish to each seller of Restricted Stock and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

(d)           use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e)           use its best efforts to list the Restricted Stock covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f)            immediately notify each seller of Restricted Stock and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(g)           if the offering is underwritten and at the request of any seller of Restricted Stock, use its best efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration:   (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or schedules contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters or by such seller or its counsel and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and

(h)           make available for inspection by each seller of Restricted Stock, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply to each seller of Restricted Stock and to any underwriter participating in such distribution such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as such seller of Restricted Stock or underwriter may reasonably request in order to facilitate the public offering.

For purposes of Section 7(a) and 7(b) and of Section 4(c), the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 120 days after the effective date thereof.

In connection with each registration hereunder, the sellers of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

In connection with each registration pursuant to Sections 4, 5 or 6 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature.

8.             Expenses.  All expenses incurred by the Company in complying with Sections 4, 5 and 6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one counsel for the sellers of Restricted Stock (not in excess of $15,000), but excluding any Selling Expenses, are called “Registration Expenses”.  All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are called “Selling Expenses”.

The Company will pay all Registration Expenses in connection with each registration statement under Sections 4, 5 or 6.  All Selling Expenses in connection with each registration statement under Sections 4, 5 or 6 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

9.             Indemnification and Contribution. (a)  In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder, each underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus; provided further, however, that the Company shall not be liable under this Section 9(a) to any indemnified party with respect to any preliminary prospectus to the extent that any such loss, claim, damage, liability or judgment resulted from the fact that such indemnified party, in contravention of a requirement of applicable law, sold Restricted Stock to a person to whom such indemnified party failed to send or give, on or prior to the closing date of such sale, a copy of the final prospectus, as then amended or supplemented, if (i) the Company has previously furnished copies thereof (sufficiently in advance of such closing date to allow for distribution by the closing date) to such indemnified party, and the loss, claim, damage, liability or judgment of such indemnified party resulted from an untrue statement or omission of a material fact contained in or omitted from the preliminary prospectus that was corrected in the final prospectus as, if applicable, amended or supplemented prior to such closing date, and such final prospectus was required by law to be delivered at or prior to the written confirmation of sale to such person and (ii) the giving or sending of such final prospectus by such closing date to the party or parties asserting such loss, claim, damage, liability or judgment would have constituted a defense to the claim asserted by such person.

(b)           In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of each seller hereunder shall be limited to the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

(c)           Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 9 to the extent that the indemnifying party is prejudiced by such omission.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d)           In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) the Company or any holder of Restricted Stock exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Company or any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 9; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by referring to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds from the offering of such Restricted Stock received by it; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

10.           Changes in Common Stock or Preferred Stock.  If, and as often as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock or the Preferred Stock as so changed.

11.           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Stock to the public without registration, at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)           use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to each holder of Restricted Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Stock without registration.

12.           Covenants of the Company.  The Company covenants with each of the Preferred Holders that:

(a) Financial Statements, Reports, Etc.  The Company shall furnish to each Preferred Holder that is the owner of record at such time of not less than 1,000,000 Preferred Shares (a “Major Preferred Holder”):

(i)            within ninety (90) days after the end of each fiscal year of the Company a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and audited by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

(ii)           within forty-five (45) days after the end of each month in each fiscal year (other than the last month in each fiscal year) a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer (or similar officer) of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders’ equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

(iii)          within thirty (30) days after the end of each fiscal quarter  (other than the last quarter in each fiscal year) a consolidated balance sheet of the Company and its subsidiaries,

if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer (or similar officer) of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(iv)          no later than fifteen (15) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing; and

(v)           promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Major Preferred Holder reasonably may request.

The Company’s obligations under this Section 12(a) shall terminate upon the completion of a firm commitment underwritten public offering of the Company’s securities.

(b)           Right of Participation.  The Company shall, prior to any proposed issuance by the Company of any of its securities (other than debt securities with no equity feature), offer to each Preferred Holder by written notice the right, for a period of fifteen (15) days, to purchase for cash at an amount equal to the price or other consideration for which such securities are to be issued, a number of such securities so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such securities that are so convertible, exercisable or exchangeable), such Preferred Holder will continue to maintain its same proportionate equity ownership in the Company as of the date of such notice (treating each Preferred Holder, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to such Preferred Holder upon conversion, exercise and exchange of all securities held by such Preferred Holder on the date such offer is made, that are convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock and assuming the like conversion, exercise and exchange of all such other securities held by other persons); provided, however, that the participation rights of the Preferred Holders pursuant to this Section 12(b) shall not apply to securities issued (A) upon conversion of any of the Preferred Shares, (B) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (C) pursuant to subscriptions, warrants, options, convertible securities, or other rights which are outstanding on the date of this Agreement, (D) solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity as long as such acquisition is approved by the Board of Directors, which approval must include one of the directors elected by the holders of Series A Preferred Stock and one of the directors elected by the holders of Series B and/or Series C Stock, (E) pursuant to a bona fide firm commitment underwritten public offering, (F) pursuant to the exercise of options to purchase Common Stock granted to directors, officers, employees or consultants of the Company in connection with their service to the Company, not to exceed in the aggregate 25,734,473 shares (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock)or such greater number of shares as may be approved from time to time by the Board of Directors, which approval must include one of the directors elected by the holders of Series A Preferred Stock and one of the directors elected by the holders of Series B and/or Series C Stock (the shares exempted by this clause (F) being hereinafter referred to as the “Reserved Employee Shares”), (G) to financial institutions, lenders or lessors in connection with lease liens, equipment financing or other loans as long as such issuance is approved by the Board of Directors, which approval must include one of the directors elected by the holders of Series A Preferred Stock and one of the directors elected by the holders of Series B and/or Series C Stock, (H) to vendors, trade partners, service providers, or in connection with strategic relationships approved by the Board of Directors, which approval must include one of the directors elected by the holders of Series A Preferred Stock and one of the directors elected by the holders of Series B and/or Series C Stock and (I) pursuant to the Purchase Agreement.  The Company’s written notice to the Preferred Holders shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms. Each Preferred Holder may accept the Company’s offer as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid fifteen (15) day period, in which event the Company shall promptly sell and such Preferred Holder shall buy, upon the terms specified, the number of securities agreed to be purchased by such Preferred Holder.  The Company shall be free at any time prior to one hundred and twenty (120) days after the date of its notice of offer to the Preferred Holders, to offer and sell to any third party or parties the remainder of such securities proposed to be issued by the Company (including but not limited to the securities not agreed by the Preferred Holders to be purchased by them), at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Preferred Holders.  However, if such third party sale or sales are not consummated within such one hundred and twenty (120) day period, the Company shall not sell such securities as shall not have been purchased within such period without again complying with this Section 12(b).

(c)           Reserve for Conversion Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Preferred Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Preferred Shares from time to time outstanding or otherwise to comply with the terms of this Agreement.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Preferred Shares or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.  The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Shares.

(d)           Properties, Business, Insurance.  The Company shall maintain and cause each of its subsidiaries (if any) to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient.

(e)           Board of Directors Meetings.  The Company shall use its commercially reasonable efforts to ensure that meetings of its Board of Directors are held at least four times each year and at least once each quarter.

(f)            Use of Proceeds.  The Company shall use the proceeds from the sale of the Series C Preferred Stock solely for (i) working capital purposes, (ii) the payment of any outstanding indebtedness, and (iii) to fund the acquisition of Concourse Holding Co., LLC.

(g)           By-laws.  The Company shall at all times maintain provisions in its By-laws and/or Amended and Restated Certificate of Incorporation indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

(h)           Inventions and Confidentiality Agreements.  The Company shall use its best efforts to obtain, and shall cause its subsidiaries (if any) to use their best efforts to obtain, the form of employee inventions and confidentiality agreement in substantially the form of Exhibit A from all future officers, key employees and other employees who will have access to confidential information of the Company or any of its subsidiaries, upon their employment by the Company or any of its subsidiaries. The Company shall use its best efforts to enter into agreements in respect of the assignment of inventions and confidentiality on terms substantially similar to those set forth in Exhibit A with its independent contractors whose work is material to the business of the Company.

(i)            Inspection, Consultation and Advice.  The Company shall permit and cause each of its subsidiaries (if any) to permit each Major Preferred Holder and such persons as it may reasonably designate, at such Major Preferred Holder’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Major Preferred Holder and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice.

(j)            Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company’s performance of any of the Transaction Documents (as defined in the Purchase Agreement) or the Certificate of Incorporation.

(k)           Transactions with Affiliates. Except for transactions contemplated by this Agreement or as otherwise approved by the Board of Directors, neither the Company nor any of its subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Company or any of its subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, except for transactions on customary terms related to such person’s employment or arm’s-length transactions conducted in the ordinary course of business.

(l)            U.S. Real Property Interest Statement.  The Company shall provide prompt written notice to each Preferred Holder following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(i)) on which the Company becomes a United States real property holding corporation.  In addition, upon a written request by any Preferred Holder, the Company shall provide such Preferred Holder with a written statement informing the Preferred Holder whether such Preferred Holder’s interest in the Company constitutes a U.S. real property interest.  The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to any Preferred Holder shall be delivered to such Preferred Holder within ten (10) days of such Preferred Holder’s written request therefor.  The Company’s obligation to furnish a written statement pursuant to this 12(l) shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market.

(m)          Termination of Covenants.  The covenants set forth in Section 12 shall terminate and be of no further force or effect: (i) upon the completion of a Qualified Offering, (ii) as to each of the Preferred Holders when such Preferred Holder (together with its affiliates) holds less than 10% of the total capital stock initially issued to it by, or (iii) upon the occurrence of a Liquidation Event (as defined in the Certificate of Incorporation); provided, however, that the covenant entitled “US Real Property Interest Statement” shall terminate only when a Preferred Holder owns no capital stock in the Company.

13.           Miscellaneous.

(a)           All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Preferred Shares or Restricted Stock), whether so expressed or not, provided, however, that registration rights conferred herein on the holders of Preferred Shares or Restricted Stock shall only inure to the benefit of a transferee of Preferred Shares or Restricted Stock if (i) there is transferred to such transferee at least 20% of the total shares of Restricted Stock originally issued pursuant to the Purchase Agreement to the direct or indirect transferor of such transferee or (ii) such transferee is a partner, shareholder, subsidiary, parent or affiliate of a party hereto. All Preferred Shares and Conversion Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any of the rights under this Agreement.

(b)           All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed as follows:

if to the Company or any other party hereto, at the address of such party set forth in the Purchase Agreement;

if to any subsequent holder of Preferred Shares or Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Preferred Shares or Restricted Stock) or to the holders of Preferred Shares or Restricted Stock (in the case of the Company) in accordance with the provisions of this paragraph.

(c)           This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d)           This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and is intended to amend and restate the Existing Agreement in its entirety.

(e)           This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least a majority of the outstanding shares of Restricted Stock ( in the case of sections 1 through 11 and this article 13) and Preferred Stock (in the case of section 12 and this article 13), provided, in such case, that all such holders are similarly affected by such amendment, modification or waiver (collectively a “Modification”); provided, however, that the consent of the holders of Preferred Stock or Restricted Stock shall not be required for the Company to add additional Series C Purchasers as parties to this Agreement.  Notwithstanding the prior sentence, (i) so long as any shares of Series A-2 Preferred Stock remain outstanding, no Modification to the rights of the holders of Series A-2 Preferred Stock hereunder shall be effective if such Modification affects the holders of Series A-2 Preferred Stock in a manner differently than the holders of Series A Preferred Stock without the prior written consent of the holders of at least a majority of the outstanding shares of Series A-2 Preferred Stock, (ii) no Modification to the rights of the holders of the Series B Preferred Stock hereunder shall be effective if such Modification affects the holders of Series B Preferred Stock in a manner differently from the holders of Series A Preferred Stock,  Series A-2 Preferred Stock or Series C Preferred Stock without the prior written consent of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, and (iii) no Modification to the rights of the holders of Series C Preferred Stock hereunder shall be effective if such Modification affects the holders of Series C Preferred Stock in a manner differently from the holders of Series A Preferred Stock, Series A-2 Preferred Stock, or Series B Preferred Stock without the prior written consent of the holders of at least 55% of the outstanding shares of Series C Preferred Stock.

(f)            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)           The obligations of the Company to register shares of Restricted Stock under Sections 4, 5 or 6 shall terminate on the earlier of the fifteenth anniversary of the date of this

Agreement or the fifth anniversary of the date of the earlier of (i) the first request made by the holders of Restricted Stock under Section 4 above and (ii) the Qualified Offering.

(h)           If requested in writing by the underwriters for the initial underwritten public offering of securities of the Company, each holder of Restricted Stock who is a party to this Agreement shall agree not to sell publicly any shares of Restricted Stock or any other shares of Common Stock (other than (i) shares of Restricted Stock or other shares of Common Stock being registered in such offering and (ii) any stock acquired in the Company’s initial public offering or on the open market thereafter by holders of less than 1,000,000 shares of Restricted Stock), without the consent of such underwriters, for a period of not more than 180 days following the effective date of the registration statement relating to such offering; provided, however, that all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering, all persons holding in excess of 5% of the capital stock of the Company on a fully diluted basis and all executive officers and directors of the Company shall also have agreed not to sell publicly their Common Stock under the circumstances and pursuant to the terms set forth in this Section 13(h) and any discretionary waiver (which, when taken individually or aggregated with other discretionary waivers, covers more than 1% of the capital stock of the Company on a fully diluted basis) or early termination of such lock-up by the Company or its underwriters with respect to any person shall similarly release all holders of Restricted Stock.

(i)            Notwithstanding the provisions of Section 7(a), the Company’s obligation to file a registration statement, or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 90 days in any 12-month period if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed.  Notwithstanding the provisions of Sections 4, 5, 6 and 7 hereof, the Company shall not be obligated to take any action to effect any such registration (i) within the three month period immediately following the effective date of any registration statement pertaining to securities of the Company sold by the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), or (ii) if the Company has furnished to holders of Restricted Stock a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company’s obligation to use its reasonable best efforts to file a registration statement shall be deferred for a single period not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such holder(s); provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period and provided, further, that in no event shall the suspensions or deferrals pursuant to this Section 13(i) exceed 120 days in any 12-month period.

(j)            The Company shall not grant to any third party any registration rights more favorable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect.

(k)           Confidentiality.

(a)           No party hereto shall issue a press release or otherwise publicize the transaction contemplated by this Agreement without prior written consent of the other parties hereto.  No information, documents or reports provided to or obtained by any party in connection with this transaction shall be disclosed to any non-party except as required in carrying out the transaction contemplated hereby.

(b)           Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transactions contemplated by this Agreement, and except as reasonably necessary to comply with any applicable federal and state securities laws, each party hereto (and each employee, representative or other agent of each party) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) that are provided to a party relating to such U.S. federal tax treatment and tax structure.  For this purpose, “tax structure” is any fact that may be relevant to understanding the U.S. federal tax treatment of the transaction.

(l)            If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

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IN WITNESS HEREOF, the parties have executed this Amended and Restated Investor Rights Agreement as of the day and year first above written.

COMPANY:

BOINGO WIRELESS, INC.

By:	/s/ David Hagan

Title:	CEO

AGREED TO AND ACCEPTED as of the date first above written.

Preferred Holders:

Corporate Development Fund of Mitsui & Co., Ltd.

By:	Mitsui & Co. Principal Investments, Ltd.,
Its general partner

By:	/s/ Yoichiro Endo
Yoichiro Endo
President

Mitsui & Co. (USA), Inc.

By:	/s/ Kenichi Hori
Kenichi Hori
Senior Vice President

Mitsui & Co. Venture Partners II, L.P.

By:	Mitsui & Co. Venture Partners, Inc.
Its General Partner

By:	/s/ Koichi Ando
Koichi Ando
President and CEO

Infonet Services Corporation

By:
Name:
Title:

New Enterprise Associates 10, Limited Partnership

By:	NEA Partners 10, Limited Partnership
General Partner

	By:	/s/ Charles W. Newhall III
	Name:	Charles W. Newhall III
	Title:	General Partner

NEA Ventures 2001, Limited Partnership

By:	/s/ Louis S. Citron
	Name:	Louis S. Citron
	Title:	Vice President

Evercore Venture Partners, L.P.
By: Evercore Venture Management II L.L.C.
Its: General Partner

By:	/s/ Sangam Pant
	Name:	Sangam Pant
	Title:	an authorized representative

Evercore Venture Partners (NQ) L.P.
By: Evercore Venture Management L.L.C.
Its: General Partner

By:	/s/ Sangam Pant
	Name:	Sangam Pant
	Title:	an authorized representative

Evercore Capital Partners L.P.
By: Evercore Partners L.L.C.
Its: General Partner

By:	/s/ Sangam Pant
	Name:	Sangam Pant
	Title:	an authorized representative

Evercore Capital Partners (NQ) L.P.
By: Evercore Partners L.L.C.,
Its: General Partner

By:	/s/ Sangam Pant
	Name:	Sangam Pant
	Title:	an authorized representative

Evercore Capital Offshore Partners L.P.
By: Evercore Partners L.L.C.,
Its: Investment General Partner

By:	/s/ Sangam Pant
	Name:	Sangam Pant
	Title:	an authorized representative

Sternhill Partners I, L.P.
By: Sternhill Venture Management I, L.P.
Its General Partner
By: Sternhill, Inc.

By:	/s/ Marc S. Geller
Name:	Marc S. Geller
Title:	Managing Director/Sec’y

Sternhill Affiliates I, L.P.

By: Sternhill Venture Management I, L.P.
Its General Partner
By: Sternhill, Inc.

By:	/s/ Marc S. Geller
Name:	Marc S. Geller
Title:	Managing Director/Sec’y

K. Flynn McDonald

James Stableford

Marc Weiss

James B. Fleming, Jr.

Kravis Investment Partners, LLC

By
Name:
Title:

eCompanies Wireless LLC

By:
Name:
Title:

Sprint eWireless, Inc.

By:
Name:
Title:

Saints Capital V, L.P.

By:
Name:
Title:

Amberbrook IV LLC

By:
Name:
Title:

PREFERRED HOLDER

By:
Name:
Title:

Red Rock Ventures — SBIC III, L.P.
By RRV Partners IIIA, LLC
Its General Partner

/s/ Robert G. Todd, Jr.
By Robert G. Todd, Jr.
Managing Member

Red Rock Ventures — Cayman Investors III, L.P.
By RRV Partners III, LLC
Its General Partner

/s/ Robert G. Todd, Jr.
By Robert G. Todd, Jr.
Managing Member

STEELPOINT CAPITAL FUND, L.P.

By:	/s/ James A. Caccavo
Name: James A. Caccavo
Title: Managing Partner

STEELPOINT CO-INVESTMENT FUND, LLC

By:	/s/ James A. Caccavo
Name: James A. Caccavo
Title: Managing Member

Legacy Private Technology Partners

By:
Name:
Title:

Open Field Private Partners LLC

By:	/s/ Marc Weiss
Name:	Marc Weiss
Title:	CIO